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                                                                Exhibit 99.2

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with "Selected Historical Financial Data" and the Consolidated Financial Statements and notes thereto included elsewhere in this Offering Memorandum.

     As a result of the Acquisition, the Company entered into new financing arrangements, including the Senior Secured Credit Facility, and expects to issue the Senior Subordinated Notes and the Preferred Stock. Accordingly, the results of operations for periods subsequent to the Acquisition Closing Date may not be comparable to prior periods. Also see "Risk Factors," "The Acquisition and Related Transactions," "Unaudited Pro Forma Consolidated Financial Information," "Capitalization" and "Description of Certain Senior Indebtedness."

BASIS OF PRESENTATION

     The following table sets forth, for the periods shown, net sales, cost of goods sold, gross profit, selling, general and administrative expense ("SG&A"), amortization of intangibles and operating income in millions of dollars and as a percentage of net sales.

                                               208 DAYS ENDED       YEAR ENDED          YEAR ENDED
                            157 DAYS ENDED      DECEMBER 31,       DECEMBER 31,        DECEMBER 31,
                             JUNE 6, 1995           1995               1996                1997
                            --------------     --------------     ---------------     ---------------
Net sales.................  $55.4    100.0%    $73.1    100.0%    $136.8    100.0%    $166.3    100.0%
Cost of goods sold........   33.9     61.2      47.5     65.0       84.6     61.8      103.0     62.0
                            -----    -----     -----    -----     ------    -----     ------    -----
Gross profit..............   21.5     38.8      25.6     35.0       52.2     38.2       63.3     38.0
SG&A(a)...................   11.2     20.2      13.3     18.2       24.6     18.0       29.5     17.8
Amortization of
  intangibles.............    2.3      4.2       3.7      5.0        6.5      4.7        3.3      2.0
                            -----    -----     -----    -----     ------    -----     ------    -----
Operating income..........  $ 8.0     14.4%    $ 8.6     11.8%    $ 21.2     15.5%    $ 30.4     18.3%
                            =====    =====     =====    =====     ======    =====     ======    =====

---------------

(a) Includes the following management fees paid to AIP: $0.455 million in the 208 days ended December 31, 1995; $0.92 million in 1996; and $0.896 million in 1997.

COMPARISON OF RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1996

     Net sales increased to $166.3 million for the year ended December 31, 1997 from $136.8 million for the comparable period in 1996, an increase of $29.5 million or 21.6%. Sales in 1997 were negatively impacted by $2.5 million as a result of foreign currency translation rate changes. Image Transfer's sales increased to $132.0 million for the year ended December 31, 1997 from $103.6 million for the comparable period in 1996, an increase of $28.4 million or 27.4%. Image Transfer's sales were negatively impacted by $2.3 million as a result of the impact of foreign currency translation rate changes. Image Transfer sales generated by the David M Company, which was acquired by the Company on December 31, 1996, amounted to $18.6 million, or 14.1% of 1997 sales of Image Transfer. Excluding sales of the David M Company, Image Transfer's sales increased $9.8 million or 9.5% in 1997. The increased sales volumes resulted from increased sales of tubular sleeves and increased demand for the Company's existing products in Europe, the United States and Mexico, offset by lower sales to the Pacific Rim and Latin America. Textiles' sales increased to $34.3 million for the year ended December 31, 1997 compared to $33.2 million in 1996, an increase of $1.1 million or 3.3%. Textile sales were negatively impacted by $0.2 million as a result of the impact of foreign currency translation changes.

     Gross profit increased to $63.3 million for the year ended December 31, 1997 from $52.2 million in 1996, an increase of $11.1 million or 21.3%. The acquisition of David M accounted for $5.5 million of the 1997 gross profits. As a percentage of net sales, gross profit decreased slightly to 38.0% for the year ended December 31, 1997 from 38.2% for the comparable period in 1996. This slight decline was due to the lower gross margin of
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David M compared with that of the rest of the Company's operations; excluding the David M Company, gross profit as a percentage of sales increased to 39.1% in 1997. This gross profit improvement was primarily the result of increased volume and productivity enhancements gained through process improvements. Foreign currency translation rate changes reduced gross profit by $0.4 million.

     SG&A increased to $29.5 million for the year ended December 31, 1997 compared with $24.6 million for 1996, an increase of $4.9 million or 19.9%. David M accounted for $3.2 million. As a percentage of net sales, SG&A decreased to 17.8% from 18.0% mainly as a result of European SG&A expenses remaining relatively constant while sales increased 17.3%. Changes in foreign currency translation rates reduced SG&A costs by $0.6 million in 1997.

     Amortization of intangibles decreased to $3.3 million for the year ended December 31, 1997 from $6.5 million in 1996, a decrease of $3.2 million as a result of certain employment agreements becoming fully amortized in 1997.

     Operating income increased to $30.5 million for the year ended December 31, 1997 from $21.2 million for the comparable period in 1996, an increase of $9.3 million or 43.9%. David M contributed $2.3 million to the 1997 operating income, while $3.2 million of 1997 operating income relates to the reduction in the amortization of intangibles. The remaining $3.8 million increase results from increased sales volumes and productivity enhancements. As a percentage of net sales, operating income increased to 18.3% for the year ended December 31, 1997 from 15.5% for the comparable period in 1996.

TWELVE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1995

     Net sales increased to $136.8 million for the year ended December 31, 1996 from $128.5 million for the comparable period in 1995, an increase of $8.3 million or 6.5%. The Company's net sales were adversely impacted by changes in foreign currency translation rates, which amounted to $1.2 million. Image Transfer's sales increased to $103.6 million for the year ended December 31, 1996 from $95.2 million for the comparable period in 1995, an increase of $8.4 million or 8.8%, as a result of increased sales from new products, such as the NewsMaker(TM) series for the newspaper market, higher sales of tubular sleeves and increased demand for the Company's existing products in the United States, Latin America and the Pacific Rim, and a modest price increase. Foreign currency translation rate changes adversely impacted Image Transfer sales by $1.0 million. Textiles' sales remained relatively constant at $33.2 million for the year ended December 31, 1996 compared to $33.3 million in 1995. Changes in foreign currency translation rates reduced Textiles' sales by $0.2 million. Domestic sales increases offset reduced European sales with export sales to Latin America and the Pacific Rim remaining relatively constant.

     Gross profit increased to $52.2 million for the year ended December 31, 1996 from $47.1 million in 1995, an increase of $5.1 million or 10.8%. As a percentage of net sales, gross profit increased to 38.2% for the year ended December 31, 1996 from 36.7% for the comparable period in 1995. Gross profit in 1996 increased by $3.3 million or 6.7% as a result of increased volume and productivity enhancements through process improvements and a modest price increase, offset by changes in foreign currency translation rates, higher costs of material and labor and a shift in sales to markets with typically lower margins. Also, gross profit in 1995 was adversely impacted by $2.3 million for sales of finished goods inventory which were purchased at market values as a result of the AIP Acquisition. SG&A remained virtually constant at $24.6 million for the year ended December 31, 1996 compared with $24.5 million for 1995. Stand alone costs related to the acquisition were $0.5 million higher in 1996 and changes in currency translation rates reduced SG&A costs by $0.2 million in 1996. As a percentage of net sales, SG&A decreased to 18.0% from 19.1%.

     Amortization of intangibles increased to $6.5 million for the year ended December 31, 1996 from $6.0 million in 1995, an increase of $0.5 million as a result of purchase accounting from the AIP Acquisition.

     Operating income increased to $21.2 million for the year ended December 31, 1996 from $16.6 million for the comparable period in 1995, an increase of $4.6 million or 27.7%, of which $2.3 million relates to the higher costs of goods sold in 1995 resulting from the sale of finished goods inventory that were purchased at market values as a result of the AIP Acquisition. The remaining $2.3 million increase in operating income
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results from increased sales volumes and productivity enhancements offset by additional amortization and depreciation and stand alone costs primarily as a result of the AIP Acquisition. As a percentage of net sales, operating income increased to 15.5% for the year ended December 31, 1996 from 12.9% for the comparable period in 1995.

     Not included in the table under "-- Basis of Presentation" above, other (income) expense in 1995 includes a $1.0 million bridge loan fee.

TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994

     Net sales increased to $128.5 million for the twelve months ended December 31, 1995 from $120.3 million for the comparable period in 1994, an increase of $8.2 million or 6.8%. The Company's net sales were favorably impacted by changes in foreign currency translation rates, which amounted to $1.6 million, or 19.5%, of the increase in revenues. Image Transfer's sales increased to $95.2 million for the twelve months ended December 31, 1995 from $88.9 million for the comparable period in 1994, an increase of $6.3 million or 6.7%, as a result of increased sales from new products, such as the NewsMaker(TM) series for the newspaper market, higher sales of tubular sleeves and increased demand for the Company's existing products in Europe. Also, foreign currency translation rate changes contributed $0.6 million of the increase. Textiles' sales increased to $33.3 million for the twelve months ended December 31, 1995 from $31.4 million for comparable period in 1994, an increase of $1.9 million or 6.1%. Approximately $1.0 million of this increase is related to foreign currency translation rates with the remainder attributable to increased exports to Latin America and the Pacific Rim and further market share gains in Europe.

     Gross profit decreased to $47.1 million for the twelve months ended December 31, 1995 from $49.3 million for the comparable period in 1994, a decrease of $2.2 million or 4.5%. As a percentage of net sales, gross profit decreased to 36.7% for the twelve months ended December 31, 1995 from 41.0% for the comparable period in 1994. Gross profit increased by $1.6 million or 3.2% as a result of increased volume and productivity enhancements such as the new continuous spreading and automated cot finishing equipment, offset by changes in foreign currency translation rates, a shift in sales mix and higher material and labor costs. Gross profit was also adversely impacted by $2.3 million for sales of finished goods inventory that were purchased at market values as a result of the AIP Acquisition, and by $1.5 million as a result of higher depreciation, primarily as a result of the AIP Acquisition.

     SG&A increased to $24.5 million for the twelve months ended December 31, 1995 from $22.7 million for the comparable period in 1994, an increase of $1.8 million or 7.9%, primarily as a result of higher sales volumes and stand alone costs of $0.6 million as a result of the AIP Acquisition. The Company's expenses were affected by changes in currency translation rates, which amounted to $0.7 million, or 38.9%, of the increase in SG&A. As a percentage of net sales, SG&A increased to 19.1% from 18.9%.

     Amortization of intangibles increased to $6.0 million for the twelve months ended December 31, 1995 from $5.2 million for the comparable period in 1994, an increase of $0.8 million resulting from the purchase accounting of the AIP Acquisition.

     Operating income decreased to $16.6 million for the twelve months ended December 31, 1995 from $21.3 million for the comparable period in 1994, a decrease of $4.7 million or 22.1%. Operating income decreased by $5.2 million as a result of higher cost of goods sold, additional amortization and depreciation and stand alone costs primarily as a result of the AIP Acquisition. As a percentage of net sales, operating income decreased to 12.9% for the twelve months ended December 31, 1995 from 17.7% for the comparable period in 1994. Operating income, excluding costs related to the AIP Acquisition, increased $.5 million or 2.3% to $21.8 million for the twelve months ended December 31, 1995.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS

     The Company conducts a significant amount of business and has operating and sales facilities in countries outside the United States. As a result, the Company is subject to business risks inherent in non-U.S. activities, including political uncertainty, import and export limitations, exchange controls and currency fluctuations.
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The Company believes risks related to its foreign operations are mitigated due to the political and economic stability of the countries in which its largest foreign operations are located, the stand-alone nature of the operations, the Company's net asset exposure, forward foreign exchange contract practices and pricing flexibility. Thus, while changes in foreign currency values do affect earnings, the longer term economic effect of these changes should not have a material adverse effect on the Company's financial condition, results of operations or liquidity. Foreign currency gains and losses, included in other income-net, were a $0.3 million loss in 1997, a $0.1 million loss in 1996 and a $0.3 million gain in 1995.

     Certain of the Company's international subsidiaries make purchases in foreign currencies, mainly intercompany transactions. As a result, they are subject to transaction exposures that arise from foreign exchange movements between the date that the foreign currency transaction is recorded and the date it is consummated. The Company has entered into forward foreign exchange contracts to protect it against such foreign exchange movements. The contract value of these foreign exchange contracts was approximately $2.3 million at December 31, 1997, approximately $1.8 million at December 31, 1996 and approximately $1.6 million at December 31, 1995. These contracts generally expire within three to twelve months. These contracts are through internationally recognized financial institutions with high credit ratings; however, the Company is exposed to credit-related losses in the event of non-performance by counterparties to the forward contracts.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically generated funds from its operations and its working capital requirements have not exhibited seasonal fluctuations. Utilizing converters to distribute the majority of its products, the Company is able to maintain relatively minimal levels of working capital as the converters carry large amounts of inventory and finance receivables.

     On the Acquisition Closing Date, the Company repaid all of the outstanding principal and accrued interest under its Old Senior Credit Facilities ($32.1 million) and entered into the $60 million Senior Secured Credit Facility, consisting of a $40 million Term Loan Facility (all of which was drawn on such date) and a $20 million Revolving Credit Facility (of which $0 was drawn on such date). The proceeds of the Term Loan Facility were applied to finance the Acquisition and related transactions, including the repayment of the Company's obligations under the Old Senior Credit Facilities. The availability of the Revolving Credit Facility is subject to various conditions precedent typical for bank loans of this type, including the maintenance by the Company of a borrowing base. Scheduled repayments of principal under the Term Loan Facility are $2 million in 1998; $5 million in 1999; $8 million in 2000; $11 million in 2001; and $14 million in 2002.

     The Company anticipates that its operating cash flow, together with borrowing under the Revolving Credit Facility, will be sufficient to meet its operating expenses and capital expenditures and to service its debt requirements as they become due. See also "Risk Factors -- Substantial Leverage."

     Cash Flows From Operating Activities. Cash flows from operations for years ended December 31, 1997, 1996 and 1995 were $19.7 million, $18.1 million and $15.3 million, respectively. Cash flows from operations in 1997 were unfavorably impacted by a $5.1 million increase in working capital. The increase in working capital in 1997 is mainly a result of the increased sales volumes, especially in Europe, as working capital as a percent of sales has remained relatively constant. Cash flows from operations for 1996 were unfavorably impacted by a $0.2 million working capital increase and $7.5 million of additional cash paid for interest. For the year ended December 31, 1995, cash flows from operations were unfavorably impacted by a $0.8 million working capital increase and $8.0 million of cash paid for interest partially offset by increased depreciation and amortization of $5.2 million, as a result of the AIP Acquisition.

     Cash Flows From Investing Activities. The Company's expenditures for plant, property and equipment were $5.1 million in 1997, $5.2 million in 1996 and $3.6 million in 1995. The Company believes that historical capital spending levels are sufficient to maintain its leading market position. The Company expects to fund its annual capital expenditures of $6.0 million to $8.0 million over the next several years from cash flow from operations. On December 31, 1996 the Company acquired certain assets of the David M Company for $11.3 million in cash which was funded out of the Company's Old Senior Credit Facilities. In 1997, the
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Company received a purchase price adjustment of $1.5 million in cash related to certain changes in David M's working capital as of the closing date.

     Cash Flows From Financing Activities. Concurrent with the AIP Acquisition in 1995, the Company entered into a credit agreement with certain U.S. banks. The U.S. credit agreement had a maximum borrowing capacity of $70 million as of December 31, 1997 and was secured by the assets of the Company and its domestic subsidiaries, as well as 65% of the stock of each foreign subsidiary. The Company did not have any scheduled repayment requirements until 1999. Also in connection with the AIP Acquisition, the Company issued the 2005 Notes. In 1996, the Company entered into a credit agreement with a U.K. bank. The U.K. credit agreement provided for two term loans totaling $4.6 million and a $1.5 million line of credit. Scheduled repayments on the term loans were due in quarterly payments of $194. The entire $1.5 million line of credit was available at December 31, 1997.

YEAR 2000 COMPLIANCE

     The Company has formed a task force to address all year 2000 issues and is in the process of evaluating and correcting all year 2000 issues. The initial assessment indicates that the Company does not have a significant year 2000 issue, and currently management believes that the cost of addressing its year 2000 issues will not be material.

ENVIRONMENTAL EXPENDITURES

     The Company has made, and will continue to make, expenditures to comply with current and future requirements of environmental laws and regulations. The Company estimates that in 1995, 1996 and 1997 it spent approximately $0.1 million, $0.2 million and $0.6 million, respectively, in capital expenditures for solvent recovery, wastewater treatment, air monitoring and related projects to comply with environmental requirements.

     New rules to be promulgated under the 1990 amendments to the federal Clean Air Act governing emissions of hazardous air pollutants may require implementation of additional air emission control measures at the Company's U.S. facilities. Because the applicable requirements are not scheduled to be promulgated until 2000, it is difficult to estimate the costs of any additional controls that might be required with any certainty. The Company currently believes that the total capital expenditures to install additional control equipment at these facilities are not likely to exceed $2.5 million. Although such requirements are not required to be promulgated before 2000, the Company intends to begin installing the necessary equipment in 1998 to mitigate future spending requirements resulting from the Clean Air Act.

     Solvent air emissions from the Dundee, Scotland facility have periodically exceeded the regulatory limit for such emissions, and in 1997 the Company began to initiate a plan for air controls and install a solvent recovery system in order to control the solvent emissions and comply with the regulatory limit. The Company believes that capital expenditures for such equipment will total approximately $1.4 million and will be incurred in 1998.

     Capital expenditures in 1998 relating to environmental matters are estimated at approximately $2.0 million, which include anticipated expenditures related to solvent air emissions at the Dundee facility. In incurring expenditures for compliance with environmental requirements, the Company intends to use the best-available technology in anticipation of the requirements of the new Clean Air Act.

     Based on environmental assessments conducted by independent environmental consultants in connection with the Acquisition, except as otherwise stated herein, the Company believes that its operations are currently in compliance with environmental laws and regulations, except as would not be expected to have a material adverse effect on the Company. However, there can be no assurances that environmental requirements will not change in the future or that the Company will not incur significant costs in the future to comply with such requirements. In addition, the Company's operations involve the handling of toluene and other hazardous substances, and if a release of hazardous substances occurs on or from the Company's facilities, the Company may be required to pay the cost of remedying any condition caused by such release, the amount of which could be material.